SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.____)1


                           HIGH COUNTRY BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42965Q 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 AUGUST 22, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]   Rule 13d-1(b)

          [X]   Rule 13d-1(c)

          [ ]   Rule 13d-1(d)

----------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

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CUSIP NO. 42965Q 10 7                   13G                    PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           SCOTT G. ERCHUL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
       NUMBER OF          5      SOLE VOTING POWER           46,437  (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER      37,842  (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     4,751
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           46,437
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           4.97% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 29,095 shares that may be acquired upon the exercise of options within 60 days of the date of this Schedule 13G.
(2)  Assumes that options for 29,095 shares have been exercised.

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CUSIP NO. 42965Q 10 7                  13G                     PAGE 3 OF 6 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           PATRICIA S. ERCHUL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                        593
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                        0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                   593
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER                   0
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             593
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         0.07%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                                                  ------------------------------
                                                        Page 4 of 6 Pages
                                                  ------------------------------


                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(a)     NAME OF ISSUER:

     High Country Bancorp, Inc.

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     7360 West US Highway 50
     Salida, Colorado 81201

ITEM 2(a)     NAME OF PERSON FILING:

     (A)  Scott G. Erchul
     (B)  Patricia S. Erchul

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

     (A)  7360 West US Highway 50
          Salida, Colorado  81201

     (B)  27100 CR 342
          Buena Vista, Colorado 81211

ITEM 2(c)     CITIZENSHIP:

     United States of America

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.01 per share

ITEM 2(e)     CUSIP NUMBER:  42965Q 10 7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECKWHETHER THE PERSON FILING IS A:

     Not applicable. This Statement is being filed pursuant to Rule 13d-1(c).

                                                  ------------------------------
                                                         Page 5 of 6 Pages
                                                  ------------------------------


ITEM 4.   OWNERSHIP.

     (a)  AMOUNT  BENEFICIALLY  OWNED: See Row 9 of the second part of the cover
          ---------------------------
          page for each reporting person.

     (b)  PERCENT OF CLASS:  See Row 11 of the second part of the cover page for
          ----------------
          each reporting person.

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON  HAS:  See Rows 5,6,7 and 8 of
          --------------------------------------------
          the second part of the cover page for each reporting person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     No other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares held by the reporting person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATIONS.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                         Page 6 of 6 Pages
                                                  ------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



October 29, 2002                      /s/ Scott G. Erchul
----------------                      ------------------------------------------
Date                                  Scott G. Erchul


October 29, 2002                      /s/ Patricia S. Erchul
----------------                      ------------------------------------------
Date                                  Patricia S. Erchul

                                                                       EXHIBIT A
                                                                       ---------


                        AGREEMENT RELATING TO FILING OF
                          JOINT STATEMENT PURSUANT TO
                               RULE 13d-1(k) UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934


     The undersigned agree that the Statement of Schedule 13G to which this Agreement is attached is filed on behalf of each of them.


Date: October 29, 2002            By:/s/ Scott G. Erchul
                                     ------------------------------------------
                                     Scott G. Erchul



                                  By:/s/ Patricia S. Erchul
                                     ------------------------------------------
                                     Patricia S. Erchul